EXHIBIT  10.30

                              LETTER OF APPOINTMENT
                              ---------------------

                                                                 August 24, 1999

Jack  Marshall
Lisa  Marshall
Suite  142
300  Orchard  City  Drive
Campbell,  California  95008

Dear  Jack:

     This Letter of Appointment ("Agreement") confirms our conversations with you. This Agreement appoints Asher Investment Group, Inc. ("Asher Group") as financial advisor to provide financial management support to. Photoloft.com, or any affiliated or successor business entities ("Photoloft.com" or the "Company").

BACKGROUND

     PhotoLoft.com is a leading digital imaging, sharing and e-commerce community. The business model was adopted in June of 1998, and the site was officially launched in February of 1999. At tile same time, the predecessor company entered into a reorganization with Data Growth, Inc., which was subsequently renamed PhototoLoft.com.

Today, PhotoLoft.com is building its user base and developing its advertising and e-commerce business based on this user base.

SCOPE

     Asher Group is being engaged by PhotoLoft.com to provide on a contract outsource basis part-time financial management support. This includes assisting with financial statement preparation, reporting, analysis, strategy preparation, presentation and strengthening financial controls.

     The financial management support to be performed by Asher Group will be divided into the following stages:

     Stage  1:     Assessment.  Asher  Group  will  perform  a  review  of
Photoloft.com's existing financial operations in light of the operational focus and long term goals of the Company. This will include but not limited to meeting with PhotoLoft.com.


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PhotoLoft.com
Jack  Marshall  and  Lisa  Marshall
11/23/99

management and reviewing relevant financial information, documents and materials relating to PhotoLoft.com and to the industry of which PhotoLoft.com is a part.

     Stage II. Implementing Financial Strategy. Upon completion of the Assessment, Asher Group, working with PhotoLoft.com, will work to strength financial statement preparation, financial reporting and financial analysis. It will work with PhotoLoft.com to strength financial systems and controls. In addition, Asher Group will work with PhotoLoft.com management on preparing a more detailed financial strategy. This will include strengthening the annual financial budgeting process as well as the longer term financial strategy of the Company.

     A precise timetable for the completion of Stages I and II is difficult to forecast because many elements necessary to make such a forecast are not within the control of Asher Group. However, Asher Group estimates that Stage I will take approximately one to two months to complete, depending on the availability of information and resolution of various issues. In addition, Asher Group estimates that Stage II should take approximately one to two months to implement. Stage II may begin prior to the completion of Stage I. During Stage I, Asher Group shall not be obligated to devote more than 80 hours per month to its obligation under this Agreement. During the first month following the completion of Stage I, Asher Group shall not be obligated to devote more than 60 hours per month to its obligations hereunder. During the second month after the completion of Stage I, Asher Group shall not be obligated to devote more than 40 hours per month to its obligations hereunder. Thereafter, Asher Group shall not be obligated to devote more than 20 hours per month to its obligations hereunder.

     After the initial six months, Asher Group will continue to provide part-time (not more than 20 hours per month) financial management support on an ongoing basis to support the growth of PhotoLoft.com and continue the development of a stronger and more effective financial infrastructure at PhotoLoft.com during the term of this Assignment.

COMPENSATION  FOR  FINANCIAL,  MANAGEMENT  SUPPORT  FOR  PHOTOLOFT.COM

     As compensation for the services of Asher Group, PhotoLoft.com will pay, or cause to be paid, the following fees to Asher Group:

     1. RETAINER: PhotoLoft.com will pay Asher Group a retainer of $5,000 per month. In addition, the retainer to Asher Group each month will include 10,000 unrestricted shares of PhotoLoft.com, or the equivalent amount adjusted for any stock split, free and clear of any liens or other claims. The number of shares in any month, will further be increased by any amount necessary to adjust the value of the shares should the average daily closing price per share fall below a $2.50 closing price during the preceding month. The monthly Retainer Fee will be due at the beginning of each month and will continue until the completion of this agreement. The first payment will be due upon the signing of this Agreement. Such Retainer Fee shall be deemed earned when due.

PhotoLoft.com
Jack  Marshall  and  Lisa  Marshall
11/23/99

     2. EXPENSES: Upon execution of this Agreement, Asher Group will be reimbursed promptly upon submission for all documented out-of-pocket expenses incurred for this engagement. Individual expenses in excess of $1,000 will be reviewed with you in advance. Fees required by financial institutions and investors and charges by auditors, legal counsel or other advisers engaged by PhotoLoft.com are not included in the fees of Asher Group. PhotoLoft.com will send Asher Group an initial deposit of $2,500 against expenses. Any amount not required to meet reimbursement claims will be returned to PhotoLoft.com by Asher Group.

     PhotoLoft.com will pay 2:0% monthly interest on all monies which have not been paid within 30 days of the date of bills from Asher Group and will be responsible for any legal fees incurred by Asher Group in collecting any moneys owed to it under this Agreement.

     Asher Group will have the right, at its sole discretion, to advertise its role under this Agreement.

EXCLUSIVITY  AND  TERMINATION

     Asher Group is appointed to provide financial management support for PhotoLoft.com for a period of 6 months commencing from the date hereof. Upon completion of this term, this Agreement may be terminated at any time thereafter, upon the expiration of thirty days written notice of termination. Upon termination, Asher Group shall be entitled to receive all compensation accrued to the date of termination.

INSURANCE

     PhotoLoft.com agrees to obtain and maintain during the term of this Agreement and for any period thereafter during which it retains any indemnity obligation hereunder, insurance of the type and in the amount necessary to cover any and all indemnity obligations of PhotoLoft.com to Asher Group, its directors, officer, employees, agents and counsel.

INDEMNITY

     The attached indemnity is included herein by reference and is specifically made part of this Agreement.

PhotoLoft.com
Jack  Marshall  and  Lisa  Marshall
11/23/99

     To acknowledge acceptance of the terms of this Agreement, please sign it and return a copy to us. We look forward to the opportunity of working with you and your colleagues.

     With  best  wishes,  we  remain

                                            Sincerely  yours,

                                            ASHER  INVESTMENT  GROUP,  INC.




                                            Rick  Holman
                                            Principal



AGREED AND ACCEPTED BY PHOTOLOFT.COM:




-----------------------------------------
Name




-----------------------------------------
Date

Enclosure


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PhotoLoft.com
Jack  Marshall  and  Lisa  Marshall
11/23/99

Attachment

                                    INDEMNITY
                                    ---------

PHOTOLOFT.COM  HEREBY  AGREES:

(a) to indemnify and hold harmless Asher Group and Asher Group shareholders, directors, officers, employees, agents and counsel (Asher Group and each such other person being hereinafter referred to as an "Indemnified Person") from and against any loss, damage, liability, claim or expense (including attorney's fees) suffered or incurred by, or asserted against, an Indemnified Person (including any amounts paid in settlement of any action, suit, proceeding or claim brought or threatened to be brought under the Federal or state securities laws, at common law or otherwise) which arises in connection with or is based upon any actual or proposed step or element of the engagement defined in the letter Agreement to which this is attached (the "Transaction"); and

(b) to reimburse each Indemnified Person promptly for- any travel, legal or other out-of-pocket expenses reasonably incurred by such Indemnified Person in connection with investigating or defending any action, suit, proceeding or claim ("Litigation") for which indemnification under the preceding clause (a) may be sought (including the fees and disbursements of counsel of such Indemnified Person's choice retained in connection with investigation or defending against any Litigation);

provided however, there shall be excluded from such indemnification and reimbursement any such loss, damage, liability, claim or expense which arises primarily out of or is based primarily upon any action or, failure to act by Asher Group (other than an action or failure to act undertaken at the request or with the consent of the Company) which is held, by a final determination in the Litigation giving rise to any such loss, damage, liability or claim suffered or incurred by an Indemnified Person, to constitute gross negligence or willful misconduct by Asher Group.

     The foregoing indemnity and reimbursement agreement shall be in addition to any other rights which any Indemnified Person may have at common law or otherwise.

     The rights to indemnification and reimbursement provided for in this Section shall apply whether or not an Indemnified Person is named or threatened to be named as a party in any action, suit, proceeding or claim brought or threatened to be brought in respect of which such rights would apply had such Indemnified Person been so named and/or shall survive any termination of the engagement of Asher Group hereunder or the consummation or abandonment of any effort associated with the Transaction.

In addition, in any legal action, arbitration, or other proceeding brought to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to

PhotoLoft.com
Jack  Marshall  and  Lisa  Marshall
11/23/99

reasonable attorney's fees and any other costs incurred in that proceeding in addition to any other relief to which it is entitled.

PhotoLoft.com
Jack  Marshall  and  Lisa  Marshall
11/23/99

                       AMENDMENT TO LETTER OF APPOINTMENT
                       ----------------------------------

December  1,  1999

Jack  Marshall
PhotoLoft.com
Suite  142
300  Orchard  City  Drive
Campbell,  California  95008

Dear  Jack:

     This Letter ("Amendment") amends the November 29,1999 Letter of Appointment ("Agreement") between Asher Investment Group, Inc. ("Asher Group") and
PhotoLoft.com or any affiliated business entities ("PhotoLoft"). Unless specifically amended by this Amendment, the terms of the November 29, 1999 Agreement will remain unchanged.

The  Section  on  SCOPE  will  be  modified  as  follows:

In addition to assisting with financial statement preparation, reporting, analysis, strategy preparation, presentation and strengthening financial controls, during the period from November 29, 1999 through December of 1999, Asher Group will provide bookkeeping services. These bookkeeping services will include handling payable processing, payroll processing as well as preparing a cash forecast.

The Section on COMPENSATION FOR FINANCIAL MANAGEMENT SUPPORT FOR PHOTOLOFT.COM, point 1, Retainer, will be amended as follows:

     1.     RETAINER:  The  following  terms:

            PhotoLoft.com will pay Asher Group a retainer of $5,000 per month. In addition, the retainer to Asher Group each month will include 10,000 unrestricted shares of PhotoLoft.com, or the equivalent amount adjusted for any stock split, free and clear of any liens or other claims. The number of shares in any month, will further be increased by any amount necessary to adjust the value of the shares should the average daily closing price per share fall below a $2.50 closing price during the preceding month.

            Are  changed  to:

            PhotoLoft.com will pay Asher Group a cash retainer of $5,000 per month. For the first month, the cash retainer will be $15,000. In addition, Asher Group is granted options as of November 1, 1999 to acquire 500,000

PhotoLoft.com
Jack  Marshall  and  Lisa  Marshall
11/23/99

            shares of PhotoLoft at an exercise price of 85% of the $1.1875 PhotoLoft stock price on November 1, 1999 ("Options"). These Options will be fully vested as of the date of the grant. These options will be exercisable for a period of up to seven years from the date of issuance. They shall be subject to no restrictions on exercise. If during the period of the Agreement, an investment is made in PhotoLoft which would convert into a lower stock price (adjusted for any warrants issued to these investors as consideration for the investment), PhotoLoft will cancel and replace these Options with a grant of new options at an exercise price of 85% of the lower stock price (reflecting the dilution by the warrants). These options will also be fully vested as of the date of issuance. These options will be consistent with and take account for any dilution as a result of the issuance of the new stock. If options are issued to other parties at a lower exercise price, then PhotoLoft will cancel and replace these Options with new options with the same exercise price as the other options issued to the other parties. These options will be fully vested on date of issuance. These options will be consistent with and take account for any dilution as a result of the issuance of the new options to the other parties. There shall be no other restrictions on these options. These Options shall be provided to Asher Group within 15 days of the signing of this Amendment. Such Retainer Fee shall be deemed earned upon the signing of this Amendment.

     To acknowledge acceptance of the terms of this Amendment to the Agreement, please sign it and return a copy to us. We look forward to the opportunity of working with you and your colleagues. With best wishes, we remain, sincerely yours,

                                            ASHER  INVESTMENT  GROUP,  INC.




                                            Rick  Holman
                                            Principal


AGREED  AND  ACCEPTED  BY  PHOTOLOFT.COM:




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Name




-----------------------------------------
Date


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